Exhibit 99.6

September 11, 2025

Keystone Global Financial Group

1902-3A, 19/F

FWD Financial Centre, 308-320 Des Voeux Road Central

Sheung Wan, Hong Kong Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Keystone Global Financial Group (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Oi Fat, CHAN
Name: Oi Fat, CHAN